EXHIBIT 10.22

EXECUTION VERSION

CLI FUNDING LLC

Issuer

and

U.S. BANK NATIONAL ASSOCIATION

Indenture Trustee

and Securities Intermediary

SERIES 2006-2 SUPPLEMENT

Dated as of August 24, 2006

to

INDENTURE

Dated as of August 24, 2006

SERIES 2006-2 NOTES

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS; CALCULATION GUIDELINES

Section 101.	Definitions	1

ARTICLE II

CREATION OF THE SERIES 2006-2 NOTES; MODIFICATION OF INDENTURE

ARTICLE III

SERIES 2006-2 SERIES ACCOUNT AND

ALLOCATION AND APPLICATION OF AMOUNTS THEREIN

Section 301.	Series 2006-2 Series Account	19
Section 302.	Distributions from Series 2006-2 Series Account	19
Section 303.	The Policy	22

ARTICLE IV

ADDITIONAL COVENANTS

Section 401.	Increase in the Aggregate Series 2006-2 Note Existing Commitment	24
Section 402.	Reserved	25
Section 403.	Other Information	25
Section 404.	Use of Proceeds	25

ARTICLE V

CONDITIONS TO ISSUANCE AND FUTURE LENDING

Section 501.	Conditions to Issuance	25

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Section 502.	Advances on Series 2006-2 Notes	27

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

ARTICLE VII

MISCELLANEOUS PROVISIONS

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This SERIES 2006-2 SUPPLEMENT, dated as of August 24, 2006 (this “Supplement”), is between CLI Funding LLC, a limited liability company organized under the laws of the State of Delaware (the “Issuer”) and U.S. Bank National Association, a national banking association, as indenture trustee (the “Indenture Trustee”) and individually as a Securities Intermediary.

WITNESSETH:

WHEREAS, pursuant to the Amended and Restated Indenture, dated as of August 24, 2006 (as amended, modified, or supplemented from time to time in accordance with its terms, the “Indenture”), between the Issuer and the Indenture Trustee, the Issuer may from time to time direct the Indenture Trustee to authenticate one or more new Series of Notes. The Principal Terms of any new Series are to be set forth in a Supplement to the Indenture.

WHEREAS, pursuant to Section 1006 of the Indenture, this Supplement is entered into between the Issuer and the Indenture Trustee to create on the date hereof a new Series of Notes (“Series 2006-2”) and to specify the Principal Terms thereof.

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

Definitions; Calculation Guidelines

Section 101. Definitions.

(a) Whenever used in this Supplement, the following words and phrases shall have the following meanings, and the definitions of such terms are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

“Adjusted Eurodollar Rate” means on any day, an interest rate per annum equal to the quotient, expressed as a percentage and rounded upwards (if necessary) to the nearest 1/100 of 1%, obtained by dividing (i) the LIBOR Rate on such day by (ii) the decimal equivalent of 100% minus the Eurodollar Reserve Percentage on such day.

“Advance” means an advance of funds made by one or more of the Series 2006-2 Noteholders pursuant to the provisions of Section 205(b) of this Supplement.

“Aggregate Series 2006-2 Note Existing Commitment” means, as of any date of determination, an amount equal to the sum without duplication of the then Note Existing Commitment for all Series 2006-2 Noteholders and their respective Related Groups.

“Aggregate Series 2006-2 Note Principal Balance” means, as of any date of determination, an amount equal to the sum of the Note Principal Balances of all Series 2006-2 Notes then Outstanding.

“Alternative Rate” means on any day, an interest rate per annum equal to the Adjusted Eurodollar Rate; provided, however, that the Alternative Rate on any such day for the outstanding principal amount of any Advance allocated to an Interest Accrual Period shall be the Base Rate if (A) (i) on or before the first day of such Interest Accrual Period, a related Liquidity Bank (or an agent thereof) shall have notified the related Deal Agent that a Eurodollar Disruption Event has occurred and is continuing and (ii) as a result thereof, such Advance was funded by such Series 2006-2 Noteholder or the related Liquidity Banks, as the case may be, by a source of funds for which interest is not determined by reference to the Adjusted Eurodollar Rate or the CP Rate, (B) if a Series 2006-2 Noteholder (in its sole discretion) funds an Advance on less than three Business Days’ notice, or (C) an Event of Default has occurred and is continuing.

“Applicable Margin” means, with respect to each day during an Interest Accrual Period on which an Advance is outstanding, one of the following amounts:

(1)	for each date on which no Early Amortization Event is continuing that occurs prior to the Conversion Date, three tenths of one percent (0.30%);
(2)	for each date on which no Early Amortization Event is continuing that occurs after the Conversion Date, seven tenths of one percent (0.70%);
(3)	for each date on which an Early Amortization Event is continuing, one and one fifth percent (1.20%).

“Aspen” shall have the meaning set forth in the Series 2006-2 Note Purchase Agreement.

“Availability” means, as of any date of determination for any Related Group, the lesser of (A) the excess, if any of (x) the Note Existing Commitment of such Series 2006-2 Noteholder and its Related Group on such date of determination over (y) the then Note Principal Balance of such Series 2006-2 Note owned by such Series 2006-2 Noteholder and its Related Group on such date of determination; and (B) the excess, if any, of (x) such Related Group’s Percentage of the Available Asset Base over (y) the then Note Principal Balance of the Series 2006-2 Note owned by such Series 2006-2 Noteholder and its Related Group.

“Available Asset Base” means, as of any date of determination, the excess, if any, of (i) the Asset Base as of such date of determination, over (ii) the then Aggregate Note Principal Balance (calculated without giving effect to any Advance requested on such date).

“Base Rate” means on any date, a fluctuating rate of interest per annum equal to the higher of (a) the Prime Rate and (b) the Federal Funds Rate plus 1.50% per annum.

“Breakage Costs” shall have the meaning set forth in Section 205(b) hereof.

“Closing” means the date on which each of the conditions precedent set forth in Article V of this Supplement shall have been duly fulfilled or satisfied or waived.

“Commercial Paper” means commercial paper issued by, or on behalf of, a Series 2006-2 Noteholder.

“Conduit Purchaser” shall have the meaning set forth in the Series 2006-2 Note Purchase Agreement.

“Control Party” means, with respect to the Series 2006-2 Notes, means (i) so long as (x) no Series Enhancer Default has occurred and is continuing and (y) the Policy has not terminated pursuant to the terms of the Insurance Agreement or any amounts remain unpaid to the Series Enhancer pursuant to the Series 2006-2 Transaction Documents, the Series Enhancer, and (ii) in all other instances, Series 2006-2 Noteholders representing at least 66 b % of (x) if the Conversion Date has not occurred, the then Aggregate Series 2006-2 Note Existing Commitment, or (y) if the Conversion Date has occurred, the then Aggregate Series 2006-2 Note Principal Balance.

“Conversion Date” means, the date of the occurrence of a Conversion Event.

“Conversion Event” means, with respect to the Series 2006-2 Notes, the earliest to occur of (i) the Scheduled Expiration Date, as defined in the Series 2006-2 Note Purchase Agreement (as such date may be extended from time to time in accordance with the provisions of Section 2.1(c) of the Series 2006-2 Note Purchase Agreement); (ii) the occurrence of an Early Amortization Event under any Series of Notes then Outstanding; and (iii) the failure of the Issuer to pay on any Payment Date the Minimum Principal Payment Amount then due (regardless of whether funds are available therefor pursuant to Section 302) for any Series of Notes then Outstanding.

“CP Rate” means on any day, with respect to any Series 2006-2 Noteholder, the per annum rate the “weighted average cost” (as defined below) related to the issuance of Commercial Paper by such Series 2006-2 Noteholder that are allocated, in whole or in part by, or on behalf of, such Series 2006-2 Noteholder (or by its related Deal Agent) to fund or maintain its interest in the Series 2006-2 Notes on such date; converted (as necessary) to an annual yield equivalent rate calculated on the basis of a 360-day year during any such Interest Accrual Period (or portion thereof), recognizing that the choice of maturities for Commercial Paper issued shall be in the sole discretion of the related Deal Agent); provided, however, that if any component of such rate is a discount rate, in calculating the “CP Rate” for such Interest Accrual Period (or portion thereof) the Series 2006-2 Noteholder shall for such component use the rate resulting from converting such discount rate to an interest-bearing equivalent rate per annum. As used in this definition, the Series 2006-2 Noteholder’s “weighted average cost” for any Interest Accrual Period means the sum of (x) the actual interest paid (by means of a Hedge Agreement or otherwise) to purchasers of the Commercial Paper allocated as described above, (y) the commissions of placement agents and dealers in respect of such Commercial Paper, and (z) other borrowings (if any) by the Series 2006-2 Noteholder (other than under any Liquidity Agreement), including to fund small or odd dollar amounts that are not easily accommodated in the commercial paper market.

“Deal Agent” shall mean any Deal Agent specified in the Series 2006-2 Note Purchase Agreement.

“Default Fees” shall have the meaning set forth in Section 203(b) hereof.

“Deficiency Amount” means the Interest Payment Deficiency Amount and/or the Principal Deficiency Amount, as applicable.

“Deutsche Bank” means Deutsche Bank Securities Inc., a corporation organized under the laws of the State of Delaware, and its permitted successors and assigns.

“Eurodollar Disruption Event” means any of the following: (a) a determination by a Series 2006-2 Noteholder or a member of its Related Group that it would be contrary to law or to the directive of any central bank or other Governmental Authority (whether or not having the force of law) to obtain Dollars in the London interbank market to make, fund, or maintain any Advance for such Interest Accrual Period, (b) a determination by a Series 2006-2 Noteholder or a member of its Related Group that the rate at which deposits of Dollars are being offered to such Person in the London interbank market does not accurately or fairly reflect its cost of making, funding or maintaining any Advance for such Interest Accrual Period, or (c) the inability of a Series 2006-2 Noteholder or a member of its Related Group to obtain Dollars in the London interbank market to make, fund or maintain any Advance for such Interest Accrual Period.

“Eurodollar Reserve Percentage” means with respect to any Interest Accrual Period (or portion thereof), the reserve percentage (rounded upwards, if necessary, to the nearest 1/16th of one percent per annum) applicable during such Interest Accrual Period (or portion thereof) (or, if more than one such percentage shall be so applicable during such Interest Accrual Period, the daily average of such percentages for those days in such Interest Accrual Period (or portion thereof) during which any such percentages shall be in effect) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental, or other marginal reserve requirement) for banks or other financial institutions subject to such regulations with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (as that term is defined in Regulation D of the Board of Governors of the Federal Reserve System) having a term equal to such Interest Accrual Period (or portion thereof).

“Federal Funds Rate” means, with respect to any Interest Accrual Period and any Series 2006-2 Noteholder, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day for such transactions received by the related Deal Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Hedge Agreements” means any financial futures contract, option, forward contract, warrant, swap, swaption, collar, floor, cap and other agreement, instrument and derivative and other transactions of a similar nature (whether currency linked, rate linked, index linked, insurance risk linked, credit risk linked, or otherwise) entered into by, or on behalf of, a Series 2006-2 Noteholder.

“Increased Costs” means any fee, expense, or increased cost (other than taxes except to the extent expressly set forth in Section 207 hereof) charged to, or incurred by, a Series 2006-2 Noteholder or a member of its Related Group on account of the adoption of any Applicable Law, rule, or regulation (including any Applicable Law, rule, or regulation regarding capital adequacy) or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority as provided by Sections 207 and 208 of this Supplement.

“Indemnified Party” shall have the meaning set forth in Section 206(a) hereof.

“Insured Amount” shall have the meaning set forth in the Policy.

“Insured Payment” shall have the meaning set forth in the Policy.

“Interest Accrual Period” means the period beginning with, and including, a Payment Date and ending on and including the day before the next succeeding Payment Date; except that in the case of the initial Interest Accrual Period, the period beginning with and including the Closing Date and ending on and including the day before the next succeeding Payment Date. When switching from LIBOR Rate to CP Rate or Base Rate or Alternative Rate funding, the first such Interest Accrual Period shall be at the related Deal Agent’s discretion.

“Interest Payment Deficiency Amount” shall have the meaning set forth in the Policy.

“Lead Deal Agent” shall mean Wachovia Capital Markets, LLC or any successor thereto specified in the Series 2006-2 Note Purchase Agreement.

“LIBOR” means the LIBOR Rate.

“LIBOR Rate” means, for any Interest Accrual Period and any Advance, an interest rate per annum equal to the average per annum rate of interest determined by the related Deal Agent on the second Business Day prior to the commencement of such Interest Accrual Period on the basis of the offered rates for deposits in Dollars for a term equal to the Interest Accrual Period; and commencing on the first day of such Interest Accrual Period, appearing on Telerate Page 3750 (or, if, for any reason, Telerate Page 3750 is not available, the Reuters Screen LIBO Page) as of 11:00 A.M. (London time) on the Business Day which is the second Business Day immediately preceding the first day of the applicable Interest Accrual Period. If neither Telerate Page 3750 nor the Reuters Screen LIBO Page is available, then the LIBOR Rate shall be the rate determined by the related Deal Agent (each such determination, absent manifest error, to be conclusive and binding on all parties hereto and their assignees) as of two Business Days prior to the applicable Interest Accrual Period as the rate at which deposits in immediately available funds in Dollars are being, have been, or would be offered or quoted by the related Deal Agent to major banks in the applicable interbank market for Eurodollar deposits at or about 11:00 A.M. (New York City time) on the Business Day that is the second Business Day immediately preceding the first day of the applicable Interest Accrual Period for delivery on the first day of such Interest Accrual Period for a term equal to such Interest Accrual Period.

“Liquidity Agreement” shall have the meaning set forth in the Series 2006-2 Note Purchase Agreement.

“Liquidity Provider” shall have the meaning set forth in the Series 2006-2 Note Purchase Agreement.

“Minimum Principal Payment Amount” means, for the Series 2006-2 Notes on any Payment Date, one of the following:

(1) for any Payment Date occurring prior to the Conversion Date, zero;

(2) for any Payment Date occurring on or following the Conversion Date, the excess, if any, of (x) the Aggregate Series 2006-2 Principal Balance, over (y) the Minimum Targeted Principal Balance for the Series 2006-2 Notes for such Payment Date.

“Minimum Targeted Principal Balance” means, for the Series 2006-2 Notes on each Payment Date, an amount equal to the product of (x) the Aggregate Series 2006-2 Note Principal Balance on the Conversion Date and (y) the percentage set forth opposite such Payment Date (based on the number of Payment Dates elapsed from the Conversion Date) on Schedule 1 hereto.

“Note” means any one of the notes, substantially in the form of Exhibit A to this Supplement, issued pursuant to the terms of this Supplement.

“Note Existing Commitment” means, with respect to each Series 2006-2 Noteholder and its Related Group, the purchase limit or commitment for such Related Group set forth in the related Series 2006-2 Note Purchase Agreement, as such commitment may be reduced or increased from time to time in accordance with the terms of the related Series 2006-2 Note Purchase Agreement.

“Note Interest Payment” means, for each Payment Date and each Series 2006-2 Noteholder, an amount equal to the sum, for each day during the Interest Accrual Period, of an amount equal to the sum for each Advance then outstanding of:

(a) to the extent that such Series 2006-2 Noteholder or a member of its Related Group has funded such Advance (or a portion thereof) through the issuance of Commercial Paper (as determined by the respective Deal Agent in its sole discretion), an amount equal to the product of (i) the principal amount of such Advance (or portion thereof funded through the issuance of Commercial Paper), (ii) the sum of (x) the CP Rate or CP Rate(s) on such day and (y) the Applicable Margin and (iii) 1/360;

(b) to the extent that such Series 2006-2 Noteholder or a member of its Related Group has funded such Advance (or a portion thereof) utilizing a source of funds for which interest is determined by reference to the Adjusted Eurodollar Rate, an amount equal to the product of (i) the principal amount of such Advance (or a portion thereof), (ii) the sum of (x) the Alternative Rate on such day and (y) the Applicable Margin, and (iii) 1/360; and

(c) to the extent that such Series 2006-2 Noteholder or a member of its Related Group has funded such Advance (or portion thereof) utilizing a source of funds for which interest is determined by reference to the Base Rate, or any other rate not covered by clause (a) or (b) above, an amount equal to the product of (i) the principal amount of such Advance (or a portion thereof), (ii) the sum of (x) the Base Rate on such date and (y) the Applicable Margin, and (iii) 1/365 or 1/366, as applicable.

“Note Principal Balance” means, with respect to any Series 2006-2 Note as of any date of determination, an amount equal to the excess of (x) the sum of all Advances made by the related Series 2006-2 Noteholder or a member of its Related Group on or subsequent to the Closing Date, over (y) the cumulative amount, without duplication, of all Minimum Principal Payment Amounts, Scheduled Principal Payment Amounts, Supplemental Principal Payment Amounts and Prepayments and any other payments of principal after the Closing Date actually paid to such Series 2006-2 Noteholder or its Related Group subsequent to the Closing Date.

“Note Unused Commitment” means, with respect to each Series 2006-2 Noteholder and its Related Group as of any date of determination, the excess of (i) the Note Existing Commitment then in effect for such Related Group, over (ii) the Note Principal Balance of the Series 2006-2 Note owned by such Related Group as of such date of determination, measured after giving effect to all Advances made and all principal payments (including Prepayments) to be received by such Related Group on such date of determination.

“Noteholder” means a Series 2006-2 Noteholder.

“Other Fees” means all fees payable to the Series 2006-2 Noteholders, not otherwise specified herein, not to exceed an amount up to $250,000 per annum which, for the avoidance of doubt, shall exclude Step-Up VFN Fees and Default Fees.

“Other Taxes” shall have the meaning set forth in Section 206(b) of this Supplement.

“Overdue Rate” means two percent (2.0%) per annum.

“Percentage” means, with respect to any Series 2006-2 Noteholder as of any date of determination, the percentage equivalent of a fraction, the numerator of which is the Note Existing Commitment of such Series 2006-2 Noteholder and the denominator of which is equal to the Aggregate Series 2006-2 Note Existing Commitment.

“Policy” means, with respect to the Series 2006-2 Notes, the financial guaranty insurance policy number AB1017BE issued by Ambac.

“Preference Amount” shall have the meaning set forth in the Policy.

“Premium” shall have the meaning set forth in the Premium Letter.

“Premium Letter” means the letter, dated as of August 24, 2006, among the Issuer, CLI and the Series Enhancer related to the Policy, as such letter may be amended, modified or supplemented from time to time.

“Prime Rate” means, as of any date of determination for any Related Group, the interest rate per annum announced by the related Deal Agent, based on a member of the Related Group’s commercial lending prime rate per annum, such rate to change as and when such designated rate changes.

“Principal Deficiency Amount” shall have the meaning set forth in the Policy.

“Purchase Limit” shall have the meaning set forth in the Series 2006-2 Note Purchase Agreement.

“Rating Agencies” means, for the Series 2006-2, each of S&P and Moody’s.

“Reimbursement Amount” shall have the meaning set forth in the Policy.

“Related Group” shall have the meaning set forth in the Series 2006-2 Note Purchase Agreement.

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw Hill Companies, Inc., and any successor thereto.

“Scheduled Principal Payment Amount” means, for the Series 2006-2 Notes, one of the following:

(1) for any Payment Date occurring prior to the Conversion Date, zero;

(2) for any Payment Date on or following the Conversion Date, the excess, if any, of (x) the then Aggregate Series 2006-2 Principal Balance (determined after giving effect to any payment of the Minimum Principal Payment Amount for the Series 2006-2 Notes actually paid on such Payment Date), over (y) the Scheduled Targeted Principal Balance for the Series 2006-2 Notes for such Payment Date.

“Scheduled Targeted Principal Balance” means, for the Series 2006-2 Notes on each Payment Date, an amount equal to the product of (x) the Aggregate Series 2006-2 Note Principal Balance on the Conversion Date and (y) the percentage set forth opposite such Payment Date (based on the number of Payment Dates elapsed from the Conversion Date) on Schedule 2 hereto.

“Series Enhancer” means Ambac.

“Series Enhancer Default” means the occurrence and continuance of any of the following events:

(1) the Series Enhancer shall have failed to pay an Insured Payment required under the Policy in accordance with its terms;

(2) the Series Enhancer shall have (i) filed a petition or commenced any case or Proceeding under any provision or chapter of the United States Bankruptcy Code or any other similar federal or state law relating to insolvency, bankruptcy, rehabilitation, liquidation or reorganization, (ii) made a general assignment for the benefit of its creditors, or (iii) had an order for relief entered against it under the United States Bankruptcy Code or any other similar federal or state law relating to insolvency, bankruptcy, rehabilitation, liquidation, or reorganization which is final and nonappealable; or

(3) a court of competent jurisdiction, the Wisconsin Department of Insurance or other competent regulatory authority shall have entered a final and nonappealable order, judgment, or decree (i) appointing a custodian, trustee, agent, or receiver for the Series Enhancer or for all or any material portion of its property or (ii) authorizing the taking of possession by a custodian, trustee, agent, or receiver of the Series Enhancer (or the taking of possession of all or any material portion of the property of the Series Enhancer).

“Series 2006-2” shall mean the Series of Notes the terms of which are specified in this Supplement.

“Series 2006-2 Initial Commitment” means Fifty Million Dollars ($50,000,000).

“Series 2006-2 Legal Final Maturity Date” means the Payment Date occurring on the fifteenth (15th) anniversary of the Conversion Date.

“Series 2006-2 Noteholder” shall mean the Person in whose name a Series 2006-2 Note is registered in the Note Register.

“Series 2006-2 Notes” shall have the meaning set forth in “Note” .

“Series 2006-2 Note Purchase Agreement” means the Note Purchase Agreement, dated as of August 24, 2006, among the Issuer, the Manager, the Liquidity Agents, the Liquidity Banks, and the Purchasers party thereto, as such agreement may be amended, modified, and supplemented from time to time in accordance with its terms.

“Series 2006-2 Series Account” means the account established by the Issuer in the name of the Indenture Trustee with the Indenture Trustee (in its capacity as Securities Intermediary of the Indenture Trustee) into which funds are deposited from the Trust Account pursuant to Section 302 of the Indenture.

“Series 2006-2 Transaction Documents” means any and all of the Indenture, this Supplement, the Series 2006-2 Notes, the Management Agreement, the Contribution and Sale Agreement, the Series 2006-2 Note Purchase Agreement, the Policy, the Insurance Agreement, the Premium Letter, the Liquidity Agreements, the Manager Transition Agreement, the Director Services Agreement, the Intercreditor Agreement, the Pledge Agreement, any Interest Rate Hedge Agreements (upon execution thereof), and any and all other agreements, documents and instruments executed and delivered by or on behalf or in support of the Issuer with respect to the issuance and sale or administration of the Series 2006-2 Notes, as any of the foregoing may from time to time be amended, modified, supplemented, or renewed.

“Step-Up VFN Fees” means, for any Payment Date, an amount equal to the excess of (i) the Note Interest Payment hereunder, over (ii) an amount equal to the sum, for each Advance outstanding for each day during the related Interest Accrual Period, of the product of (A)

the principal amount of such Series 2006-2 Advance, and (B) the “Note Interest Rate” (as such term is defined in the Policy).

“Supplemental Principal Payment Amount” means, for Series 2006-2 Notes on each Payment Date, an amount equal to that portion of the payment determined pursuant to Section 702(a) of the Indenture that is allocable to Series 2006-2 in accordance with the provisions of Section 702(a) of the Indenture.

“Taxes” shall have the meaning set forth in Section 206(a) of this Supplement.

“Unused Fee” shall have the meaning set forth in Section 205(c) hereof.

“Unused Fee Percentage” means one fifth of one percent (0.20%) per annum.

“VFCC” shall have the meaning set forth in the Series 2006-2 Note Purchase Agreement.

“VFN Fees” means all Unused Fees and Other Fees, excluding Step-Up VFN Fees and Default Fees.

“Wachovia” means Wachovia Capital Markets, LLC, a limited liability company organized under the laws of the State of Delaware, and its permitted successor and assigns.

(b) All other capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Indenture.

ARTICLE II

Creation of the Series 2006-2 Notes; Modification of Indenture

Section 201. Designation.

(a) There is hereby created a Series of Notes to be issued in one Class pursuant to the Indenture and this Supplement to be known as “CLI Funding LLC Floating Rate Secured Notes, Series 2006-2” . The Series 2006-2 Notes (i) will be issued on the Closing Date in the initial maximum principal balance of up to Fifty Million Dollars ($50,000,000), (ii) will not be subordinate with respect to any other Series issued or to be issued under the Indenture, and (iii) will not, except to the extent set forth in the Supplement for such other Series, have priority over any other Series.

(b) The Payment Date with respect to the Series 2006-2 Notes shall be the eighteenth (18th) day of each month, or, if such day is not a Business Day, the immediately following Business Day commencing September 18, 2006 (each a “Payment Date” ).

(c) The Series 2006-2 Notes shall be issued as Definitive Notes, substantially in the form of Exhibit A hereto. The transfer restrictions set forth in Section 205(g) and (h) of the Indenture shall not be applicable to any transfer of the Note (or an interest therein) by any

Series 2006-2 Noteholder to any related Liquidity Bank in accordance with the provisions of the related Liquidity Agreement.

(d) Payments of principal on the Series 2006-2 Notes shall be payable from funds on deposit in the Series 2006-2 Series Account or otherwise at the times and in the amounts set forth in Article III of the Indenture and Article III of this Supplement.

(e) The Policy and Insurance Agreement shall constitute Enhancement Agreements with respect to Series 2006-2, and Ambac shall constitute a Series Enhancer with respect to Series 2006-2.

(f) All of the Early Amortization Events set forth in Article XII of the Indenture are applicable to Series 2006-2.

(g) Each Series 2006-2 Noteholder shall cause its related Deal Agent to furnish to the Issuer and the Manager by not later than one Business Day prior to each Determination Date a calculation of its Note Interest Payment and Unused Fee for such Payment Date.

(h) All payments owing by the Issuer to any Series 2006-2 Noteholder shall be remitted for receipt prior to 1:00 p.m. (New York time). Payments received by any Series 2006-2 Noteholder after 1:00 p.m. (New York time) will be considered to have been received on the next succeeding Business Day.

(i) In the event that the Series 2006-2 Note Interest Payment is paid by the Series Enhancer, then the Series Enhancer’s rights to be reimbursed therefor under the Insurance Agreement, together with interest thereon at the interest rate described in Section 203(a), shall also be considered a “Note Interest Payment” with respect to Series 2006-2.

(j) The “Expected Final Maturity Date” for Series 2006-2, as such term is used in the Indenture, is the Payment Date occurring on the tenth (10th) anniversary of the Conversion Date.

(k) The “Series 2006-2 Transaction Documents” are the “Related Documents” for Series 2006-2, as such term is used in the Indenture.

(l) The “Advance Rate” , as such term is used in the Indenture, for Series 2006-2 on the Closing Date is 85%.

(m) In the event that any term or provision contained herein shall conflict with or be inconsistent with any term or provision contained in the Indenture, the terms and provisions of this Supplement shall govern.

Section 202. Authentication and Delivery. On the Closing Date, the Issuer shall sign, and shall direct the Indenture Trustee in writing pursuant to Section 201 of the Indenture to duly authenticate, and the Indenture Trustee, upon receiving such direction, (i) shall authenticate (by manual or facsimile signature), subject to compliance with the conditions precedent set forth in Section 501 hereof and the Series 2006-2 Note Purchase Agreement, the Series 2006-2 Notes

in accordance with such written directions, and (ii) subject to compliance with the conditions precedent set forth in Section 501 hereof and the Series 2006-2 Note Purchase Agreement, shall deliver such Series 2006-2 Notes to the respective Series 2006-2 Noteholders in accordance with such written directions.

(a) In accordance with Section 202 of the Indenture, the Notes shall be represented by one or more Definitive Notes.

(b) The Series 2006-2 Notes shall be executed by manual or facsimile signature on behalf of the Issuer by any officer of the Issuer and shall be substantially in the form of Exhibit A hereto.

(c) The Series 2006-2 Notes shall be issued in minimum denominations of $250,000 and in integral multiples of $250,000; provided that one Note may be issued in a nonstandard denomination.

Section 203. Interest Payments on the Series 2006-2 Notes.

(a) Interest on the Series 2006-2 Notes. Interest on each Series 2006-2 Note will be paid on each Payment Date in an amount equal to the Note Interest Payment. Such Note Interest Payment shall be payable from amounts on deposit in the Series 2006-2 Series Account in accordance with Section 302 of this Supplement. To the extent that the amount of interest which is due and payable on any Payment Date is not paid in full on such date, such shortfall, together with interest thereon at the interest rate set forth in Section 203(b) hereof, shall be due and payable on the immediately succeeding Payment Date.

(b) Interest on Overdue Amounts. If the Issuer shall default in the payment when due of (i) the Note Principal Balance of any Series 2006-2 Notes, or any portion thereof, on the Series 2006-2 Legal Final Maturity Date or (ii) the Note Interest Payment on any Series 2006-2 Note on any Payment Date, or (iii) any other amount becoming due under this Supplement (including, without limitation, Sections 204(b), 204(c), 205(c), 206, 207, and 208 hereof) the Issuer shall, pursuant to Section 302 hereof, from time to time pay an additional fee on such unpaid amounts, to the extent permitted by Applicable Law, to, but not including, the date of actual payment (after as well as before judgment), at a rate per annum equal to the Overdue Rate, for the period during which such principal, interest, or other amount shall be unpaid from the due date of such payment to the date of actual payment thereof (the amount of such fee, the “Default Fee” ). Any such Default Fee shall be payable at the times and subject to the priorities set forth in Section 302 of this Supplement.

(c) Maximum Interest Rate. In no event shall the interest charged with respect to a Series 2006-2 Note exceed the maximum amount permitted by Applicable Law. If at any time the interest rate charged with respect to the Series 2006-2 Notes exceeds the maximum rate permitted by Applicable Law, the rate of interest to accrue pursuant to this Supplement and such Series 2006-2 Note shall be limited to the maximum rate permitted by Applicable Law, but any subsequent reductions in the CP Rate or the Alternative Rate shall not reduce the interest to accrue on such Series 2006-2 Note below the maximum amount permitted by Applicable Law until the total amount of interest accrued on such Series 2006-2 Note equals the amount of interest that would have accrued if a varying rate per annum equal to the interest rate had at all times been in effect. If the total amount of interest paid or accrued on the Series 2006-2 Note under the foregoing provisions is less than the total amount of interest that would have accrued if the interest rate had at all times been in effect, the Issuer agrees to pay to the Series 2006-2 Noteholders an amount equal to the difference between (a) the lesser of (i) the amount of interest that would have accrued if the maximum rate permitted by Applicable Law had at all times been in effect, or (ii) the amount of interest that would have accrued if the interest rate had at all times been in effect, and (b) the amount of interest accrued in accordance with the other provisions of this Supplement.

Section 204. Principal Payments on the Series 2006-2 Notes; Scheduled Amortization of Series 2006-2 Notes.

(a) The principal balance of each Series 2006-2 Note shall be payable on each Payment Date from amounts on deposit in the Series 2006-2 Series Account in an amount equal to (i) prior to a Conversion Event, the Supplemental Principal Payment Amount (if any), (ii) after the occurrence of a Conversion Event and for so long as no Early Amortization Event is continuing, the Minimum Principal Payment Amount, the Scheduled Principal Payment Amount, and the Supplemental Principal Payment Amount (if any) for such Payment Date to the extent that funds are available for such purpose in accordance with the provisions of Part (I) of Section 302 hereof, (iii) if an Early Amortization Event, but not an Event of Default has occurred and is continuing, the Minimum Principal Payment Amount, the Scheduled Principal Payment Amount, and the then Aggregate Series 2006-2 Note Principal Balance shall be payable in full to the extent that funds are available for such purposes in accordance with the provisions of Part (II) of Section 302 hereof, or (iv) if an Event of Default is then continuing, the Minimum Principal Payment Amount, the Scheduled Principal Payment Amount and the then Aggregate Series 2006-2 Note Principal Balance shall be payable in full to the extent that funds are available for such purposes in accordance with the provisions of Part (III) of Section 302 hereof. The unpaid principal amount of each Series 2006-2 Note together with all unpaid interest and fees (including VFN Fees, Step-Up Fees and all Default Fees), indemnification, expenses, costs and other amounts payable by the Issuer to the Series 2006-2 Noteholders, the Indenture Trustee and the Series Enhancer pursuant to the terms of the Indenture and this Supplement, shall be due and payable in full on the earlier to occur of (x) the date on which an Event of Default shall occur and the Series 2006-2 Notes have been accelerated in accordance with Section 802 of the Indenture and (y) the Series 2006-2 Legal Final Maturity Date.

(b) The Aggregate Series 2006-2 Note Principal Balance shall be required to be prepaid at the time and in the amounts set forth in Section 702(a) of the Indenture.

(c) The Issuer may, on any Payment Date and upon not less than three (3) Business Days’ prior notice (which notice shall be irrevocable once given) to the Indenture Trustee, Series Enhancer, and each Deal Agent, voluntarily prepay, in whole or in part, the Aggregate Series 2006-2 Note Principal Balance in accordance with the terms of this Supplement and the Indenture, by making a wire transfer to the Series 2006-2 Noteholders; provided, however, that (i) any partial prepayment shall be in a minimum amount of at least Five Hundred Thousand Dollars ($500,000), and (ii) the Issuer may not make such Prepayment from funds in the Trust Account, Manager Transition Account, Restricted Cash Account, Manager

Collection Account or the Series 2006-2 Series Account, except to the extent that funds in any such account would otherwise be payable to the Issuer in accordance with the terms of this Supplement.

(d) Any Prepayment of less than the entire Aggregate Series 2006-2 Note Principal Balance on or after the Conversion Date shall be applied to reduce, on a pro rata basis, the Minimum Targeted Principal Balances and Scheduled Targeted Principal Balances in respect of each subsequent Payment Date by the amount of such Prepayment.

(e) In connection with any Prepayment of the Series 2006-2 Notes, the Issuer shall pay (i) any Breakage Costs assessed by each Deal Agent in connection with such Prepayment, on behalf of any member of its Related Group, and (ii) any termination, notional reduction, breakage, or other fees or costs assessed by any Interest Rate Hedge Provider.

Section 205. Amounts and Terms of Series 2006-2 Noteholder Commitments.

(a) Commitments. Subject to the terms and conditions of this Supplement and the Series 2006-2 Note Purchase Agreement, each Related Group shall make its Percentage of the Series 2006-2 Initial Commitment available to the Issuer on the Closing Date.

(b) Advances. Prior to the Conversion Date, each Series 2006-2 Note shall be a revolving note with a maximum principal amount equal to the Note Existing Commitment then in effect for the related Series 2006-2 Noteholder and its Related Group. Each Series 2006-2 Noteholder or its agent shall maintain a record of all Advances and repayments made on the Series 2006-2 Notes and absent manifest error such records shall be conclusive. Each request for an Advance shall be submitted in writing to each Deal Agent by not later than 1:00 p.m. (New York City time) on the third (3rd) Business Day prior to the date of the requested Advance and shall be irrevocable when given. Such notice shall include a calculation of the Percentage of the Advance to be funded by each Related Group. On any Business Day requested by the Issuer and presuming that the Issuer shall have satisfied all applicable conditions precedent set forth in Article V hereof, each Series 2006-2 Noteholder or a member of its Related Group shall, subject to the terms and conditions of the Series 2006-2 Note Purchase Agreement, initiate to the account designated by the Issuer by wire transfer of same day funds not later than 3:00 p.m. (New York City time) an amount equal to its Percentage of the requested Advance; provided, however, that (1) no Related Group shall be obligated to make more than two (2) Advances in any calendar month, and (2) each Advance by a Related Group shall be for an amount (A) not less than the lesser of (x) its then unused Note Existing Commitment and (y) such Related Group’s Percentage of Five Million Dollars ($5,000,000), and (B) not greater than the Availability of such Related Group on such Business Day. In the event that any Related Group fails to make an Advance in accordance with its Note Existing Commitment, the other Related Group (s) shall not be obligated to fund the Percentage of the defaulted Related Group(s).

Each request for an Advance shall constitute a reaffirmation by the Issuer that (1) no Event of Default, Manager Default, or Early Amortization Event has occurred and is continuing, (2) all of the conditions precedent set forth in Article V have been satisfied, and (3) except for any divergences previously disclosed in writing to the Indenture Trustee and the Series Enhancer and consented to in writing by each Deal Agent and the Series Enhancer, the representations and warranties contained in the Series 2006-2 Transaction Documents are true, correct and complete in all material respects to the same extent as though made on and as of the date of the request, except to the extent such representations and warranties specifically relate to an earlier date, in which event they shall be true, correct, and complete in all material respects as of such earlier date.

If (i) any Advance requested by the Issuer is not, for any reason whatsoever related to a default or nonperformance by the Issuer, made or effectuated on the date specified therefor, (ii) any Prepayment of the principal balance of any Series 2006-2 Notes is not made when specified or in the amount specified in the notice delivered pursuant to Section 204(c) hereof, (iii) any Prepayment of the principal balance of the Series 2006-2 Notes is made on a date other than a Payment Date, or (iv) the principal balance of the Series 2006-2 Notes is repaid on a Payment Date in an amount which exceeds the Scheduled Principal Payment Amount, the Issuer shall indemnify each Noteholder and the members of its Related Group against any reasonable loss, cost, or expense actually incurred by any member of such Related Group arising out of such action, inaction or payment, including, without limitation, (x) if all, or any portion of, the investment of a Series 2006-2 Noteholder or a member of its Related Group in a Series 2006-2 Note is funded through Commercial Paper, interest on such tranche of Commercial Paper to its maturity date and (y) any actual loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds (including actual losses net of actual profits, in the reemployment of such funds in the manner determined by the related Deal Agent) acquired, or hedging or other arrangements entered into or terminated, by any member of such Related Group (as determined by the related Deal Agent) to fund or maintain such Advance, as the case may be, during such Interest Accrual Period (all such reasonable losses, costs, and expenses including the amounts described in clause (x) and (y), “Breakage Costs” ).

(c) On each Payment Date, the Issuer shall pay an unused fee (the “Unused Fee” ) to each Series 2006-2 Noteholder in an amount equal to the sum for each day during the immediately preceding Interest Accrual Period of the product of (x) the applicable Unused Fee Percentage on such date, (y) 1/360 and (z) the Note Unused Commitment of such Series 2006-2 Noteholder on such date. Such Unused Fee shall be payable from amounts then on deposit in the Series 2006-2 Series Account in accordance with Section 302 hereof.

Section 206. Taxes.

(a) In addition to payments of principal and interest on the Series 2006-2 Notes when due, the Issuer shall pay, but only in accordance with the priorities for distributions set forth in Section 302 of this Supplement, any and all present or future taxes, fees, duties, levies, imposts, or charges, or any other similar deduction or withholding, whatsoever imposed by any Governmental Authority and all interest, penalties, and liabilities with respect thereto, on any Series 2006-2 Noteholder and all members of its Related Group (such Series 2006-2 Noteholder and any such Person being an “Indemnified Party” ) in connection with the transactions contemplated by and the negotiation, execution, delivery, enforcement, administration, amendment, or modification of the Series 2006-2 Transaction Documents, excluding (i) such taxes as are imposed on or measured by each Indemnified Party’s net income, net profits, or net worth and any franchise taxes, in each case imposed by a jurisdiction under the laws of which such Indemnified Party, as the case may be, is organized or maintains an office

(other than any such Taxes that are imposed solely by reason of entering into or enforcing the Series 2006-2 Transaction Documents) and (ii) all taxes imposed as a result of any Series 2006-2 Noteholder failing to comply with Section 206 (f) hereof; provided that, there shall in no event be excluded taxes attributable to the Series 2006-2 Notes not constituting indebtedness for federal income tax purposes under law in effect on the Closing Date (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as “Taxes” ). If any Taxes are required to be withheld from amounts payable by the Issuer on the Series 2006-2 Notes, the amounts payable to the Indemnified Parties shall be increased to the extent necessary to yield to such Person all amounts payable under the Series 2006-2 Notes at the rates and in the amounts specified.

(b) In addition, the Issuer shall pay, subject to the priorities set forth in Section 302, any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made hereunder or from the execution, delivery, or registration of, or otherwise with respect to, this Supplement or any other documents related to the issuance of the Series 2006-2 Notes (hereinafter referred to as “Other Taxes” ).

(c) If any Taxes or Other Taxes are asserted or imposed against any Indemnified Party, the Issuer shall indemnify and hold harmless such Indemnified Party, subject to the priorities for distribution set forth in Section 302, for the full amount of the Taxes or Other Taxes (including any Taxes or Other Taxes asserted or imposed by any jurisdiction on amounts payable under this Section 206) asserted or imposed on the Indemnified Party and any liability (including penalties, interest, additions to tax, and expenses) arising therefrom or with respect thereto whether or not such Taxes or Other Taxes were correctly or legally asserted or imposed. If the Issuer fails to pay any Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Indemnified Party the required receipts or other required documentary evidence, the Issuer shall indemnify the Indemnified Party for any incremental Taxes or Other Taxes, interest or penalties that may become payable by the Indemnified Party as a result of any such failure. Payment under this indemnification shall be made in accordance with the priorities for distributions set forth in Section 302 of this Supplement after the Indemnified Party makes written demand therefor; provided that the Issuer shall not be liable for any incremental Taxes or Other Taxes arising solely from the Indemnified Party’s failure to give timely notice thereof. Each Indemnified Party shall give prompt notice to the Issuer and the Series Enhancer of any imposition of Taxes or Other Taxes so that the Issuer may, at its option, contest such imposition.

(d) Within thirty (30) days after the date of any payment by the Issuer of Taxes or Other Taxes, the Issuer shall furnish to each of the Series 2006-2 Noteholders the original or a certified copy of a receipt reasonably available to it evidencing payment thereof, or other evidence of payment satisfactory to the Series 2006-2 Noteholders.

(e) Taxes and Other Taxes shall not constitute a “claim” (as defined in the Bankruptcy Code) against the Issuer or the Collateral in the event that there are insufficient funds to make such payments in accordance with the payment priorities set forth in Section 302 of this Supplement.

(f) On or before the date it acquires a Series 2006-2 Note (and, periodically thereafter, as may be necessary to keep forms up to date), each Series 2006-2 Noteholder that is organized under the laws of a jurisdiction outside the United States of America hereby is deemed to have agreed by its acceptance of its Series 2006-2 Note to deliver to the Indenture Trustee any certificates, Documents, or other evidence that shall be required by the Code (or any regulations issued pursuant thereto) to establish that, assuming the Series 2006-2 Notes are properly characterized as indebtedness, it is exempt from existing United States Federal withholding requirements, including two original copies of Internal Revenue Service Form W-8BEN or Form W-8ECI or applicable successor form, properly completed and duly executed by the Series 2006-2 Noteholder certifying that it is entitled to receive payments under this Agreement without deduction or withholding of any United States Federal income taxes; provided, that a Series 2006-2 Noteholder shall not be required to deliver any forms pursuant to this Section 206(f) if any change in treaty, law, or regulation has occurred after the Closing Date and prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Series 2006-2 Noteholder from duly completing and delivering such forms with respect to it. If any Series 2006-2 Noteholder does not comply with the requirements of this Section 206(f), then the amounts payable to such Series 2006-2 Noteholder pursuant to this Section 206 shall be reduced to reflect such withholding.

Section 207. Increased Costs. If any Indemnified Party shall determine that, due to either (a) the introduction of or any change in, or in the interpretation of, any law or requirement of law or (b) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost (including for this purpose only taxes which relate to regulatory and/or capital adequacy matters, as opposed to general revenue raising matters) to such Indemnified Party of agreeing to provide or maintain Advances (or to provide or maintain funding, liquidity, or credit enhancement to any Series 2006-2 Noteholder for such purpose), then the Issuer shall be liable for, and shall from time to time, pay to such Indemnified Party such additional amounts as are sufficient to compensate such Indemnified Party for such Increased Costs; provided, however, that such Indemnified Party (if not a Conduit Purchaser) shall (i) use reasonable efforts in good faith to mitigate any such Increased Costs and (ii) provide to the Issuer in writing the basis for such Increased Costs. Payment under this indemnification shall be made in accordance with the priorities for distributions set forth in Section 302 of this Supplement after the Indemnified Party makes written demand therefor. Amounts due hereunder shall be determined by the related Deal Agents, whose determination shall be conclusive absent manifest error.

Increased Costs shall not constitute a “claim” (as defined in the Bankruptcy Code) against the Issuer or the Collateral in the event that there are insufficient funds to make such payment in accordance with the payment priorities set forth in Section 302 of this Supplement.

Section 208. Capital Requirements. If any Indemnified Party shall determine that any change after the date of this Supplement in any law, rule, regulation or guideline adopted pursuant to or arising out of the July 1988 report of the Basle Committee on Banking Regulations and Supervisory Practices entitled “Basel II International Convergence of Capital Measurement and Capital Standards,” or the adoption after the date hereof of any other law or requirement regarding capital adequacy whether or not having the force of law, or any change after the date of this Supplement in any of the foregoing or in the enforcement or interpretation or administration of any of the foregoing by any Governmental Authority charged with the enforcement or interpretation or administration thereof, or compliance by any Indemnified Party (or any business office of the Indemnified Party) or the Indemnified Party’s holding company with any request or directive regarding capital adequacy of any such Governmental Authority, has or would have the effect of reducing the rate of return on the Indemnified Party’s capital or on the capital of the Indemnified Party’s holding company, if any, as a consequence of maintaining its commitment to purchase Notes or maintain its investment in a Note under this Supplement or maintain (or to make Advances), or to provide (or maintain) funding, liquidity, or credit enhancement to any Series 2006-2 Noteholder therefor, to a level below that which the Indemnified Party or the Indemnified Party’s holding company could have achieved but for such adoption, change or compliance (taking into consideration the Indemnified Party’s policies and the policies of the Indemnified Party’s holding company with respect to capital adequacy) by an amount reasonably deemed by the Indemnified Party to be material, then, upon written demand by the Indemnified Party, setting forth in reasonable detail the basis for such calculation, the Issuer shall be liable for such additional amount or amounts as will compensate the Indemnified Party or the Indemnified Party’s holding company for any such reduction suffered. By accepting the benefits of this Section 208, each Indemnified Party agrees that, in the event of the occurrence of any of the circumstances described in this Section 208, such Indemnified Party shall allocate any of the costs described in this Section 208 among its customers in good faith and in a non-discriminatory basis. Payment under this indemnification shall be made in accordance with the priorities for distributions set forth in Section 302 of this Supplement after the Indemnified Party makes written demand therefor. Indemnification amounts shall not constitute a “claim” (as defined in the Bankruptcy Code) against the Issuer or the Collateral in the event such amounts are not paid in accordance with Section 302 of this Supplement. Without affecting its rights under this Section 208 or any other provision of this Supplement or the Indenture, the Indemnified Party agrees that if there is an increase in any cost to or reduction in any amount receivable by the Indemnified Party with respect to which the Issuer would be obligated to compensate the Indemnified Party pursuant to this Section 208, each Indemnified Party (if not a Conduit Purchaser) shall use reasonable efforts to select an alternative business office, if any, which would not result in any such increase in any cost to or reduction in any amount receivable by the Indemnified Party; provided, however, that the Indemnified Party shall not be obligated to select an alternative business office if the Indemnified Party determines, in its sole discretion, that (i) as a result of such selection the Indemnified Party would be in violation of any Applicable Law, or would incur material, additional costs or expenses, (ii) such selection would be unavailable for regulatory reasons or (iii) such selection would be detrimental to the conduct of its business. Amounts due hereunder shall be determined by the related Deal Agents, whose determination shall be conclusive absent manifest error.

Section 209. Transfer Restrictions. Each purchaser of the Series 2006-2 Notes shall be deemed to have made the representations and warranties set forth in Section 4.2 of the Series 2006-2 Note Purchase Agreement.

ARTICLE III

Series 2006-2 Series Account and

Allocation and Application of Amounts Therein

Section 301. Series 2006-2 Series Account. The Issuer shall establish on or prior to the Closing Date and maintain in the name of the Indenture Trustee, so long as any Series 2006-2 Note is Outstanding, an Eligible Account which shall be designated as the Series 2006-2 Series Account. In furtherance of the Grant set forth in the Indenture, the Issuer hereby Grants to the Indenture Trustee for the benefit of the Series 2006-2 Noteholders and the Series Enhancer, among other things, a Lien on the Series 2006-2 Series Account. All deposits of funds by or for the benefit of the Series 2006-2 Noteholders from the Trust Account, shall be accumulated in, and withdrawn from, the Series 2006-2 Series Account in accordance with the provisions of the Indenture and this Supplement.

Section 302. Distributions from Series 2006-2 Series Account. On each Payment Date, the Indenture Trustee shall distribute funds then on deposit in the Series 2006-2 Series Account in accordance with the provisions of either subsection (I), (II) or (III) of this Section 302.

(I) If no Early Amortization Event nor an Event of Default shall have occurred and be continuing with respect to any Series of Notes:

(a) To each Holder of a Series 2006-2 Note on the immediately preceding Record Date, an amount equal to its pro rata portion of the Note Interest Payment (exclusive of Default Fees and Step-Up VFN Fees) and VFN Fees then due and payable to such Series 2006-2 Noteholder on such Payment Date; provided, that, all draws under the Restricted Cash Account shall be allocated entirely to the payment of the Note Interest Payment;

(b) To the Series Enhancer, an amount equal to reimbursement of interest payments (and interest thereon) made by the Series Enhancer under the Policy;

(c) To each Holder of a Series 2006-2 Note on the immediately preceding Record Date, an amount equal to its pro rata portion of the Minimum Principal Payment Amount then due and payable to the Holders of a Series 2006-2 Note on such Payment Date;

(d) To each Holder of a Series 2006-2 Note on the immediately preceding Record Date, an amount equal to its pro rata portion of the Scheduled Principal Payment Amount then due and payable to the Holders of a Series 2006-2 Note on such Payment Date;

(e) To each Holder of a Series 2006-2 Note on the immediately preceding Record Date, an amount equal to its pro rata portion of the Supplemental Principal Payment Amount then due and payable to the Holders of a Series 2006-2 Note on such Payment Date;

(f) To each Holder of a Series 2006-2 Note on the immediately preceding Record Date, an amount equal to its pro rata portion of the Step-Up VFN Fee then due and payable to the Holders of a such Series 2006-2 Note on such Payment Date; including accrued and unpaid Step-Up VFN Fee;

(g) To (i) the Series Enhancer, an amount equal to indemnification, expenses and any other Reimbursement Amounts then due and owing to the Series Enhancer (excluding any Prepayment penalties), and (ii) each Holder of a Series 2006-2 Note on the immediately preceding Record Date, an amount equal to indemnification, expenses, Default Fees, and any other amounts then due and owing, pro rata and pari passu;

(h) To the Series Enhancer, an amount equal to any Prepayment penalties due and owing under the related Enhancement Agreement; and

(i) After application of the amounts required to be paid pursuant to Section 302 of the Indenture, to the Issuer, any remaining Available Distribution Amounts.

(II) If an Early Amortization Event but no Event of Default shall have occurred and be continuing with respect to any Series then Outstanding:

(a) To each Holder of a Series 2006-2 Note on the immediately preceding Record Date, an amount equal to it pro rata portion of the Note Interest Payment (exclusive of Default Fees and Step-Up VFN Fees) and VFN Fees then due and payable to such Series 2006-2 Noteholder on such Payment Date; provided that, all draws under the Restricted Cash Account shall be allocated entirely to the payment of the Note Interest Payment;

(b) To the Series Enhancer, an amount equal to reimbursement of interest payments (and interest thereon) made by the Series Enhancer under the Policy;

(c) To each Holder of a Series 2006-2 Note on the immediately preceding Record Date, an amount equal to its pro rata portion of the Minimum Principal Payment Amount then due and payable to the Holders of a Series 2006-2 Note on such Payment Date;

(d) To each Holder of a Series 2006-2 Note on the immediately preceding Record Date, an amount equal to its pro rata portion of the Scheduled Principal Payment Amount then due and payable to the Holders of a Series 2006-2 Note on such Payment Date;

(e) To each Holder of a Series 2006-2 Note on the immediately preceding Record Date, an amount equal to the remaining unpaid principal balance of all Series 2006-2 Notes then Outstanding, pro rata, based on the then unpaid principal balance of each such Series 2006-2 Note;

(f) To the Series Enhancer, an amount equal to reimbursement of principal payments (and interest thereon) made by the Series Enhancer under the Policy;

(g) First, to the Series Enhancer, indemnification, expenses, and any other Reimbursement Amounts then due and owing to the Series Enhancer (excluding Prepayment penalties), if any and second, to each Holder of a Series 2006-2 Note on the immediately preceding Record Date, indemnification, expenses, Default Fees, Step-Up VFN Fees and any other amounts then due and owing; provided that, if a Series Enhancer Event shall have occurred and be continuing, then the amounts owed to the Series Enhancer shall be paid, pro rata with those owed to the Holders of the Series 2006-2 Notes then Outstanding;

(h) To the Series Enhancer, an amount equal to any Prepayment penalties due and owing under the related Enhancement Agreement; and

(i) After application of the amounts required to be paid pursuant to Section 302 of the Indenture, to the Issuer, any remaining Available Distribution Amounts.

(III) If an Event of Default shall have occurred and then be continuing with respect to any Series of Notes then Outstanding:

(a) To each Holder of a Series 2006-2 Note on the immediately preceding Record Date, an amount equal to its pro rata portion the Note Interest Payment (exclusive of Default Fees and Step-Up VFN Fees) and VFN Fees then due and payable to such Series 2006-2 Noteholder on such Payment Date; provided that, all draws under the Restricted Cash Account shall be allocated entirely to the payment of Note Interest Payment;

(b) To the Series Enhancer, an amount equal to reimbursement of interest payments (and interest thereon) made by the Series Enhancer under the Policy;

(c) To each Holder of a Series 2006-2 Note on the immediately preceding Record Date, an amount equal to the Minimum Principal Payment Amount then due and payable on such Payment Date, pro rata, based on the Unpaid Principal Balance of each such Series 2006-2 Note at the time of such Event of Default;

(d) To each Holder of a Series 2006-2 Note on the immediately preceding Record Date, an amount equal to the Scheduled Principal Payment Amount then due and payable on such Payment Date, pro rata, based on the Unpaid Principal Balance of each such Series 2006-2 Note at the time of such Event of Default;

(e) To each Holder of a Series 2006-2 Note on the immediately preceding Record Date, an amount equal to the unpaid principal amounts under the Series 2006-2 Notes then Outstanding, pro rata, based on the then Unpaid Principal Balance of each such Series 2006-2 Note at the time of such Event of Default;

(f) To the Series Enhancer, an amount equal to reimbursement of principal payments (and interest thereon) made by the Series Enhancer, under the Policy;

(g) (i) To the Series Enhancer, indemnification, expenses and any other Reimbursement Amounts due and owing to the Series Enhancer (excluding any Prepayment penalties), and (ii) to each Holder of a Series 2006-2 Note on the immediately preceding Record Date, indemnification, expenses and any other amounts then due and owing, pro rata and pari passu;

(h) To each Holder of a Series 2006-2 Note on the immediately preceding Record Date, an amount equal to it pro rata portion of the Step-Up VFN Fees, Default Fees and all other amounts then due and payable to the Holders of any Series 2006-2 Note, including accrued and unpaid Step-Up VFN Fees and Default Fees;

(i) To the Series Enhancer, an amount equal to any Prepayment penalties due and owing under the related Enhancement Agreement; and

(j) After application of the amounts required to be paid pursuant to Section 302 of the Indenture, to the Issuer, any remaining Available Distribution Amounts;

Any amounts payable to a Series 2006-2 Noteholder or a Series Enhancer shall be made by wire transfer of immediately available funds to the account that such Series 2006-2 Noteholder or Series Enhancer has designated to the Indenture Trustee in writing on or prior to the Business Day immediately preceding the Payment Date.

Section 303. The Policy.

(a) On each Determination Date, the Indenture Trustee shall determine, with respect to the immediately following Payment Date, based solely on the information contained in the Manager Report, whether there exists a Deficiency Amount.

(b) If there exists a Deficiency Amount which is an Insured Amount with respect to a Payment Date, the Indenture Trustee shall complete a Notice in the form of Exhibit A to the Policy and submit such claim for such Insured Amount to the Series Enhancer in accordance with the terms of the Policy. Any payment made by the Series Enhancer under the Policy shall be applied solely to the payment of principal or interest (other than Default Fees and Step-Up VFN Fee) on the Series 2006-2 Notes subject to the terms of the Policy.

(c) The Indenture Trustee shall (i) receive Insured Payments as attorney-in-fact of each of the Series 2006-2 Noteholders and (ii) disburse such Insured Payment directly to the Series 2006-2 Noteholders. The Issuer hereby agrees for the benefit of the Series Enhancer (and each Series 2006-2 Noteholder, by acceptance of its Series 2006-2 Notes, will be deemed to have agreed) that, without limiting any other rights of the Series Enhancer, to the extent the Series Enhancer pays, or causes to be paid, Insured Payments, either directly or indirectly (as by paying through distribution to the Indenture Trustee), to the Series 2006-2 Noteholders, the Series Enhancer will be entitled to receive the related Reimbursement Amount pursuant to Section 302 hereof in lieu of the Noteholders and will be subrogated to their payment rights thereunder.

(d) The Series 2006-2 Notes will be insured by the Policy pursuant to the terms set forth therein, notwithstanding any provisions to the contrary contained in this Supplement. All amounts received under the Policy shall be used solely for the payment when due to the Series 2006-2 Noteholders of the Insured Amount.

(e) If a Corporate Trust Officer of the Indenture Trustee at any time has actual knowledge that a Deficiency Amount will exist on the applicable Payment Date, the Indenture Trustee shall immediately notify the Series Enhancer, Series 2006-2 Noteholders and each Interest Rate Hedge Provider of the amount of such deficiency.

(f) Anything herein to the contrary notwithstanding, any payment with respect to the principal of or interest on the Series 2006-2 Notes which is made with monies received pursuant to the terms of the Policy shall not be considered payment by the Issuer of the

Series 2006-2 Notes, shall not discharge the Issuer in respect of its obligation to make such payment, and shall not result in the payment of, or the provision for the payment of, the principal of or interest on, the Series 2006-2 Notes for purposes of Section 203 hereof or of the Indenture. The Issuer and the Indenture Trustee acknowledge that, without the need for any further action on the part of the Series Enhancer, the Issuer, the Indenture Trustee or the Note Registrar, (i) to the extent the Series Enhancer makes payments, directly or indirectly, on account of principal of, or interest on, the Series 2006-2 Notes to the Series 2006-2 Noteholders, the Series Enhancer will be fully subrogated to the rights of such Series 2006-2 Noteholders to receive such principal and interest from the Issuer, and (ii) the Series Enhancer shall be paid such principal and interest in its capacity as partial subrogee of the Series 2006-2 Noteholders, but only from the sources and in the manner provided herein for the payment of such principal and interest. To evidence the Series Enhancer’s subrogation to the rights of the Series 2006-2 Noteholders, the Note Registrar shall note the Series Enhancer’s rights as subrogee upon the register of Series 2006-2 Noteholders upon receipt from the Series Enhancer of proof of payment by the Series Enhancer of any Insured Amount.

(g) Subject to the provisions of Section 1002(b) of the Indenture, the parties hereto grant to the Series Enhancer, as long as no Series Enhancer Default shall have occurred and is continuing, the right of prior approval of amendments, waivers, or supplements to the Series 2006-2 Transaction Documents (other than the Series 2006-2 Note Purchase Agreement and except to the extent expressly set forth in Section 706 hereof) available to the Series 2006-2 Noteholders thereunder and of the exercise of any option, vote, right, power, or the like available to the Series 2006-2 Noteholders hereunder.

(h) The Indenture Trustee shall keep a complete and accurate record of the amount and allocation of Insured Payments and the Series Enhancer shall have the right to inspect such records at reasonable times upon three (3) Business Days’ prior written notice to the Indenture Trustee.

(i) In the event that a Preference Amount is payable under the Policy, the Indenture Trustee shall so notify the Series Enhancer, shall comply with the provisions of the Policy to obtain payment by the Series Enhancer of such avoided payment, and shall, at the time it provides notice to the Series Enhancer, notify the Series 2006-2 Noteholders by mail that, in the event that any Series 2006-2 Noteholder’s payment is so recoverable, the Indenture Trustee on behalf of such Series 2006-2 Noteholder will be entitled to payment thereof pursuant to the terms of the Policy. The Indenture Trustee shall furnish to the Series Enhancer, at its written request, the requested records it holds in its possession evidencing the payments of principal of and interest on the Series 2006-2 Notes, if any, which have been made by the Indenture Trustee and subsequently recovered from the Series 2006-2 Noteholders, and the dates on which such payments were made.

(j) Without limiting any rights of the Series Enhancer under the Policy or any other Series 2006-2 Transaction Document, and without modifying or otherwise affecting any terms or conditions of the Policy, each Series 2006-2 Noteholder, by its purchase of the Series 2006-2 Notes, and the Indenture Trustee hereby agree that, the Series Enhancer (so long as no Series Enhancer Default exists) may at any time during the continuation of any Proceeding relating to a Preference Amount direct all matters relating to such Preference Amount, including, without limitation, (i) the direction of any appeal of any order relating to any Preference Amount and (ii) the posting of any surety, supersedeas or performance bond pending any such appeal. In addition, and without limitation of the foregoing, the Series Enhancer shall be subrogated to the rights of the Indenture Trustee and each such Series 2006-2 Noteholder, in the conduct of any such Preference Amount, including, without limitation, all rights of any party to an adversary Proceeding action with respect to any order issued in connection with any such Preference Amount. Insured Payments paid by the Series Enhancer to the Indenture Trustee shall be received by the Indenture Trustee, as agent to the Series 2006-2 Noteholders. The Indenture Trustee, as agent to the Series 2006-2 Noteholders, hereby acknowledges and affirms that the rights of the Series 2006-2 Noteholders to any monies paid or payable in respect of the Series 2006-2 Notes shall be fully subrogated to the Series Enhancer to the extent of any payment made by the Series Enhancer pursuant to the terms of the Policy, and any interest due thereon.

(k) By acceptance of a Series 2006-2 Note, each Series 2006-2 Noteholder agrees to be bound by the terms of the Policy, including, without limitation, the method and timing of payment and the Series Enhancer’s right of subrogation.

(l) Notwithstanding the foregoing, in the event that payments on the Series 2006-2 Notes are accelerated, such accelerated payments will not be covered by the Series Enhancer under the Policy, unless the Series Enhancer shall elect to make such accelerated payments in accordance with and subject to the terms of the Policy.

(m) The Indenture Trustee shall be entitled to enforce on behalf of the Series 2006-2 Noteholders the obligations of the Series Enhancer under the Policy. Notwithstanding any other provision of this Supplement or any Series 2006-2 Transaction Document, the Series 2006-2 Noteholders are not entitled to make any claims under the Policy or institute Proceedings directly against the Series Enhancer.

(n) Nothing in this Section 303 or in any other Section hereof shall or is intended to modify any of the terms, provisions or conditions of the Policy.

ARTICLE IV

Additional Covenants

In addition to the covenants set forth in Article VI of the Indenture, the Issuer hereby makes the following additional covenants for the benefit of the Series 2006-2 Noteholders:

Section 401. Increase in the Aggregate Series 2006-2 Note Existing Commitment. The Issuer shall not on or after the Closing Date increase the Aggregate Series 2006-2 Note Commitment without (a) the prior written consent of the Control Party for the Series 2006-2 Notes and the Series Enhancer, (b) receipt by the Control Party for the Series 2006-2 Notes and the Series Enhancer of a certificate from an officer of the Issuer stating that no Early Amortization Event, Manager Default or Event of Default has occurred and is then continuing or would result therefrom, (c) (i) if such increase in the Aggregate Series 2006-2 Note Existing Commitment is to an amount not greater than One Hundred Million Dollars

($100,000,000), notifying the Rating Agencies of such increase, or (ii) if such increase in the Aggregate Series 2006-2 Note Existing Commitment is to an amount greater than One Hundred Million Dollars ($100,000,000), satisfying the Rating Agency Condition, and (d) confirmation in writing from the Manager that the Aggregate Note Principal Balance shall not exceed the Asset Base as evidenced by the Asset Base Report most recently received by the Indenture Trustee (but not earlier than the preceding Payment Date). Nothing contained in this Section 401 shall (A) prohibit the assignment by any Series 2006-2 Noteholder of all, or a portion of, its Series 2006-2 Note Existing Commitment if, after giving effect to such assignment, the Aggregate Series 2006-2 Note Existing Commitment shall not have increased, or (B) require the consent of the Series Enhancer to any issuance of Additional Series under the Indenture.

Section 402. Reserved.

Section 403. Other Information. For so long as any of the Series 2006-2 Notes are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act and the Issuer is not subject to Section 13 or 15(d) of the Exchange Act, the Issuer will, and shall cause the Manager to, (i) provide or cause to be provided to any Series 2006-2 Noteholder of such restricted securities, or to any prospective purchaser thereof designated by such a Series 2006-2 Noteholder, upon the request of such Series 2006-2 Noteholder or prospective Series 2006-2 Noteholder, the information required to be provided to such holder or prospective purchaser by Rule 144A(d)(4) under the Securities Act; and (ii) update such information to prevent such information from becoming materially false or materially misleading in a manner adverse to any Series 2006-2 Noteholder.

Section 404. Use of Proceeds. The proceeds from the issuance of the Series 2006-2 Notes shall be used as follows: (i) to purchase additional Sold Assets from the Seller; (ii) to reduce certain outstanding indebtedness of the Issuer; and (iii) for other general business purposes.

ARTICLE V

Conditions to Issuance and Future Lending

Section 501. Conditions to Issuance. The effectiveness of this Supplement is subject to the condition precedent that the Indenture Trustee, the Series 2006-2 Noteholders and the Series Enhancer shall have received all of the following, each duly executed and dated as of the Closing Date, in form and substance satisfactory to each of the Series 2006-2 Noteholders and Series Enhancer and each (except for the Series 2006-2 Notes, of which only the originals shall be signed) in sufficient number of signed counterparts to provide one for each Series 2006-2 Noteholder and Series Enhancer (notwithstanding the satisfaction of the conditions precedent, upon the making of an Advance hereunder, all of the Indenture Trustee’s rights and the Series Enhancer’s rights under this Agreement (and by operation of law) shall vest in the Indenture Trustee and the Series Enhancer, whether or not the conditions precedent to an Advance were in fact satisfied):

(a) Series 2006-2 Notes. Separate Series 2006-2 Notes executed by the Issuer in favor of each Series 2006-2 Noteholder in the stated principal amount equal to the Note Existing Commitment of each such Series 2006-2 Noteholder.

(b) Certificate(s) of Secretary or Assistant Secretary. Separate certificates executed by the corporate secretary or assistant secretary of the Seller, the Manager, and the Issuer, each dated the Closing Date, certifying (i) that the respective company has the authority to execute and deliver, and perform its respective obligations under each of the Series 2006-2 Transaction Documents to which it is a party, and (ii) that attached are true, correct, and complete copies of the organic documents, authorizations, and incumbency certificates in form and substance satisfactory to the Series 2006-2 Noteholders, as to such matters as they shall require.

(c) Security Documents. The Indenture and this Supplement, in form and substance satisfactory to the Series 2006-2 Noteholders, shall have been executed and delivered by the Issuer, and all other parties thereto, together with all Uniform Commercial Code financing statements, documents of similar import in other jurisdictions, and other documents reasonably requested by the Series 2006-2 Noteholders.

(d) Opinions of Counsel. Sidley Austin LLP, counsel to the Issuer, shall have delivered its opinion letters, in form and in substance satisfactory to the Series 2006-2 Noteholders and the Series Enhancer, as to (1) perfection and priority of the Indenture Trustee’s security interest in the Collateral, (2) true sale and non-consolidation (under the laws of the United States), (3) the characterization of the Series 2006-2 Notes as Indebtedness for Federal income tax purposes and that the Issuer will not be taxable as a separate entity for Federal income tax purposes and (4) any other matters as the Deal Agents or the Series Enhancer shall reasonably require.

(e) Certificate as to Containers. A Container Management Certificate from the Manager certifying that it is managing all of the Containers in accordance with the Management Agreement.

(f) Series 2006-2 Transaction Documents. Each of the Series 2006-2 Transaction Documents shall have been duly executed and delivered and all of the conditions precedent therein have either been satisfied or waived by each Deal Agent and the Series Enhancer.

(g) Insurance. The Issuer shall have delivered certificates evidencing the insurance coverage required to be maintained in accordance with the terms of the Management Agreement, satisfactory to the Series Enhancer, each Series 2006-2 Noteholder and the Indenture Trustee.

(h) Structuring and Arrangement Fee. The Issuer shall have paid, or made arrangements for payment satisfactory to Wachovia and Deutsche Bank for the structuring and arrangement fee set forth in the fee letter agreements, dated as of the Closing Date, between the Issuer and each of Wachovia and Deutsche Bank.

(i) Termination of all Rights and Obligations under the Series 2003-2 Supplement. The obligation of each holder of notes issued under the Series 2003-2 Supplement to fund advances shall have been terminated; all amounts owing to each such Series 2003-2 Noteholder shall have been paid in full; and each such Series 2003-2 Noteholder shall have surrendered its note to the Indenture Trustee; and the Series 2003-2 Policy shall have been surrendered to the Series Enhancer.

(j) Indenture Compliance. All of the conditions set forth in Section 1002 and Section 1006 of the Indenture shall have been satisfied.

Section 502. Advances on Series 2006-2 Notes. The obligation of each of the Series 2006-2 Noteholders to make an Advance pursuant to its commitment under this Supplement and the Series 2006-2 Note Purchase Agreement is subject to the following further conditions precedent being fulfilled with respect to each such Advance:

(a) Event of Default, Early Amortization Event or Manager Default. Before and after giving effect to such Advance, no Event of Default, Early Amortization Event or Manager Default or event which could result in an Event of Default, Early Amortization Event or Manager Default shall have occurred and be continuing unless such Advance has been approved by each of (i) the Series Enhancer and (ii) each Series 2006-2 Noteholder.

(b) Certification. The Issuer shall have delivered to each Deal Agent a compliance certificate, signed by a financial officer of the Issuer, certifying that (A) the Issuer has complied with all of the conditions precedent set forth in Sections 501 and 502 of this Supplement; (B) all of the representations and warranties of the Issuer, the Seller, and the Manager contained in any of the Series 2006-2 Transaction Documents are true and correct as of the date of such Advance; and (C) all of the conditions precedent to the making of such Advance have been satisfied.

(c) Asset Base Certificate. The Issuer shall have delivered to each Deal Agent a duly completed and executed Asset Base Certificate, determined after giving effect to any Eligible Containers to be acquired with the proceeds of such Advance, which demonstrates that, after giving effect to such Advance, the sum of the then Unpaid Principal Balance of all Series of Notes then Outstanding (calculated after giving effect to the requested Advance) does not exceed the Asset Base.

(d) Conversion Date. The Conversion Date shall not have occurred unless such Advance has been approved by each of (i) the Series Enhancer and (ii) each Series 2006-2 Noteholder.

(e) Discharge of Existing Indebtedness. If the proceeds of such Advance will be used in whole or in part to discharge in full any undischarged Liens on the Containers to be acquired on such date, the Funding Notice shall include the name of the related lienholders and their related wiring instructions and the agreement of such lienholders to discharge the related Lien shall be attached to the Funding Notice.

ARTICLE VI

Representations and Warranties

To induce the Series 2006-2 Noteholders to purchase the Series 2006-2 Notes hereunder, the Issuer hereby represents and warrants (as of the Closing Date and each date on which an Advance is made) to the Indenture Trustee for the benefit of the Series 2006-2 Noteholders that:

Section 601. Existence. The Issuer is a limited liability company duly organized and validly existing under the laws of the State of Delaware. The Issuer is in good standing and is duly qualified to do business in each jurisdiction where the failure to do so would have a material adverse effect upon the financial condition and business of the Issuer including, without limitation, its ability to collect payments under the Leases.

Section 602. Authorization. The Issuer has the power and is duly authorized to execute and deliver the Indenture, this Supplement and the other Series 2006-2 Transaction Documents to which it is a party. The Issuer is and will continue to be duly authorized to borrow monies hereunder and under the Indenture; and the Issuer is and will continue to be authorized to perform its obligations under the Indenture, this Supplement and the other Series 2006-2 Transaction Documents. The execution, delivery, and performance by the Issuer of the Indenture, this Supplement and the other Series 2006-2 Transaction Documents to which it is a party and the borrowings hereunder do not and will not require any consent or approval of any Governmental Authority, the Manager, or any other Person which has not already been obtained.

Section 603. No Conflict; Legal Compliance. The execution, delivery, and performance of this Supplement and each of the other Series 2006-2 Transaction Documents and the execution, delivery, and payment of the Series 2006-2 Notes will not: (a) contravene any provision of the Issuer’s constituent or organizational documents; (b) contravene, conflict with or violate any Applicable Law or regulation, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority; or (c) violate or result in the breach of, or constitute a default under the Indenture, the Series 2006-2 Transaction Documents, any other indenture or other loan or credit agreement, or other agreement or instrument to which the Issuer is a party or by which the Issuer, or its property and assets may be bound or affected. The Issuer is not in violation or breach of or default under any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any contract, agreement, lease, license, indenture or other instrument to which it is a party.

Section 604. Validity and Binding Effect. This Supplement and each Series 2006-2 Transaction Document to which the Issuer is a party, when duly executed and delivered, will be the legal, valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies.

Section 605. Financial Statements. Since December 31, 2005, there has been no Material Adverse Change in the financial condition of any of the Seller, the Manager or the Issuer.

Section 606. Place of Business. The Issuer’s only “place of business” (within the meaning of 9-307 of the UCC) is located at c/o Container Leasing International, LLC, One Maynard Drive, Park Ridge, New Jersey 07656.

Section 607. No Agreements or Contracts. The Issuer is not now and has not been a party to any contract or agreement (whether written or oral) other than the Series 2001-1 Transaction Documents, the Series 2003-1 Transaction Documents, the Series 2003 -2 Transaction Documents, the Series 2006-1 Transaction Documents and the Series 2006-2 Transaction Documents (as each term not defined herein is defined in the Supplement for such Series, provided that all obligations under the Series 2001-1 Notes and the Series 2003-1 Notes have previously been terminated and all obligations under the Series 2003-2 Notes shall be terminated concurrent with the issuance of the Series 2006-1 Notes).

Section 608. Consents and Approvals. No approval, authorization, or consent of any trustee or holder of any Indebtedness or obligation of the Issuer or of any other Person under any agreement, contract, lease or license or similar document or instrument to which the Issuer is a party or by which the Issuer is bound, is required to be obtained by the Issuer in order to make or consummate the transactions contemplated under the Series 2006-2 Transaction Documents, except for those approvals, authorizations, and consents that have been obtained on or prior to the Closing Date. All consents and approvals of, filings and registrations with, and other actions in respect of, all Governmental Authorities required to be obtained by the Issuer in order to make or consummate the transactions contemplated under the Series 2006-2 Transaction Documents have been, or prior to the time when required will have been, obtained, given, filed or taken and are or will be in full force and effect.

Section 609. Margin Regulations. The Issuer does not own any “margin security”, as that term is defined in Regulation U of the Federal Reserve Board, and the proceeds of the Series 2006-2 Notes issued under this Supplement will be used only for the purposes contemplated hereunder. None of such proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security, for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the loans under this Supplement to be considered a “purpose credit” within the meaning of Regulations T, U, and X. The Issuer will not take or permit any agent acting on its behalf to take any action which might cause this Supplement or any document or instrument delivered pursuant hereto to violate any regulation of the Federal Reserve Board.

Section 610. Taxes. All federal, state, local, and foreign tax returns, reports, and statements required to be filed by the Issuer have been filed with the appropriate Governmental Authorities, and all taxes and other impositions shown thereon to be due and payable by the Issuer have been paid prior to the date on which any fine, penalty, interest, or late charge may be added thereto for nonpayment thereof, or any such fine, penalty, interest, late charge or loss has been paid, or the Issuer is contesting its liability therefor in good faith and has fully reserved all such amounts according to GAAP in the financial statements provided pursuant to Section 626 of the Indenture. The Issuer has paid when due and payable all material charges upon the books of the Issuer and no Governmental Authority has asserted any Lien against the Issuer with respect to unpaid taxes. Proper and accurate amounts have been withheld by the Issuer from its employees, for all periods in full and complete compliance with the tax, social security, and unemployment withholding provisions of applicable federal, state, local, and foreign law and such withholdings have been timely paid to the respective Governmental Authorities.

Section 611. Other Regulations. The Issuer is not an “investment company,” or an “affiliated person” of, or a “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended. The issuance of the Series 2006-2 Notes hereunder and the application of the proceeds and repayment thereof by the Issuer and the performance of the transactions contemplated by the Indenture, this Supplement and the other Series 2006-2 Transaction Documents will not violate any provision of the Investment Company Act or any rule, regulation, or order issued by the Securities and Exchange Commission thereunder.

Section 612. Solvency and Separateness.

(i) The capital of the Issuer is adequate for the business and undertakings of the Issuer;

(ii) Other than with respect to the transactions contemplated hereby and by the other Series 2006-2 Transaction Documents, the Issuer is not engaged in any business transactions with any of the Seller or the Manager;

(iii) At all times, at least two (2) members of the Board of Managers of the Issuer comply with the definition of Independent Person;

(iv) The Issuer’s funds and assets are not, and will not be, commingled with those of the Seller or the Manager, except as permitted by the Management Agreement and the Intercreditor Agreement;

(v) The limited liability company agreement of the Issuer requires it to maintain (A) correct and complete books and records of account, and (B) minutes of the meetings and other proceedings of its members;

(vi) The Issuer has not engaged in any business activities, except as permitted by the present and express terms of the Series 2006-1 Transaction Documents, the Series 2006-2 Transaction Documents and Section 2.3 of its limited liability company agreement;

(vii) The Issuer is not insolvent under the Insolvency Law and will not be rendered insolvent by the transactions contemplated by the Series 2006-2 Transaction Documents and after giving effect to such transactions, the Issuer will not be left with an unreasonably small amount of capital with which to engage in its business nor will the Issuer have intended to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. The Issuer does not contemplate the commencement of insolvency, bankruptcy, liquidation, or consolidation Proceedings or the appointment of a receiver, liquidator, trustee, or similar official in respect of the Issuer or any of its assets; and

(viii) The Issuer is not liable for any unbonded or uninsured final non-appealable judgments or liabilities which in aggregate exceed $50,000.

Section 613. No Default. No Event of Default, Manager Default, or Early Amortization Event has occurred and is continuing and no event has occurred that with the passage of time would become an Event of Default, Manager Default, or Early Amortization Event.

Section 614. Litigation and Contingent Liabilities. No claims, litigation, arbitration proceedings, or governmental proceedings by any Governmental Authority are pending or, to the Issuer’s knowledge, threatened against the Issuer the results of which might interfere with the consummation of any of the transactions contemplated by the Series 2006-2 Transaction Documents.

Section 615. Title; Liens. On the Closing Date, the Issuer will have good, legal and marketable title to each of its respective assets, and none of such assets is subject to any Lien, except for Permitted Encumbrances.

Section 616. Subsidiaries. The Issuer has no Subsidiaries.

Section 617. No Partnership. The Issuer is not a partner or joint venturer in any partnership or joint venture.

Section 618. Pension and Welfare Plans. The Issuer does not maintain or contribute to, and has never maintained or contributed to, any Plan. The Issuer does not have any obligation under any collective bargaining agreement. As of the Closing Date, the Issuer is not an employee benefit plan within the meaning of ERISA or a “plan” within the meaning of section 4975 of the Code and assets of the Issuer do not constitute “plan assets” within the meaning of section 2510.3 101 of the regulations of the United States Department of Labor.

Section 619. Ownership of the Issuer. On the Closing Date, all of the equity interests in the Issuer are owned by the Seller.

Section 620. Security Interest Representations.

(a) This Supplement and the Indenture create a valid and continuing security interest (as defined in the UCC) in the Collateral in favor of the Indenture Trustee, for the benefit of the Noteholders, each Series Enhancer and each Interest Rate Hedge Provider, which security interest is prior to all other Liens, and is enforceable as such as against creditors of and purchasers from the Issuer.

(b) The Containers constitute “goods” or “inventory” within the meaning of the applicable UCC. The Leases constitute “tangible chattel paper” within the meaning of the

UCC. The Lease receivables constitute “accounts” or “proceeds” of the Leases within the meaning of the UCC. The Trust Account, Restricted Cash Account, Series 2006-2 Series Account, Manager Collection Account, and Manager Transition Account constitute “securities accounts” within the meaning of the UCC. The Issuer’s contractual rights under any Interest Rate Hedge Agreements, the Contribution and Sale Agreement and the Management Agreement constitute “general intangibles” within the meaning of the UCC.

(c) The Issuer owns and has good and marketable title to the Collateral, free and clear of any Lien (whether senior, junior, or pari passu), claim or encumbrance of any Person, except for Permitted Encumbrances.

(d) The Issuer has caused the filing of all appropriate financing statements or documents of similar import in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral granted to the Indenture Trustee in this Supplement and the Indenture. All financing statements filed against the Issuer in favor of the Indenture Trustee in connection herewith describing the Collateral contain a statement to the following effect: “A purchase of or security interest in any collateral described in this financing statement will violate the rights of the Indenture Trustee.”

(e) Other than the security interest granted to the Indenture Trustee pursuant to this Supplement and the Indenture, the Issuer has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Collateral, except as permitted pursuant to the Indenture. The Issuer has not authorized the filing of, and is not aware of, any financing statements against the Issuer that include a description of collateral covering the Collateral other than any financing statement or document of similar import (i) relating to the security interest granted to the Indenture Trustee in this Supplement or the Indenture or (ii) that has been terminated. The Issuer is not aware of any judgment or tax Lien filings against the Issuer.

(f) The Issuer has received a written acknowledgment from the Manager that the Manager is holding the Leases on behalf of, and for the benefit of, the Indenture Trustee. None of the Leases that constitute or evidence the Collateral have any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Indenture Trustee. The Seller has caused the filing of all appropriate financing statements or documents of similar import in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest of the Issuer (and the Indenture Trustee as its assignee) in the Leases (to the extent that such Leases are related to the Containers) granted to the Issuer in the Contribution and Sale Agreement;

(g) The Issuer has received all necessary consents and approvals required by the terms of the Collateral to the pledge to the Indenture Trustee of its interest and rights in such Collateral hereunder or under the Indenture.

(h) The Issuer has taken all steps necessary to cause U.S. Bank National Association (in its capacity as securities intermediary) to identify in its records the Indenture Trustee as the Person having a Security Entitlement in each of the Trust Account, the Restricted Cash Account, the Series 2006-2 Series Account, and the Manager Transition Account.

(i) The Trust Account, Restricted Cash Account, Manager Transition Account, and Series 2006-2 Series Accounts are not in the name of any Person other than the Indenture Trustee. The Issuer has not given its consent to U.S. Bank National Association (as the securities intermediary of the Trust Account, Restricted Cash Account, Manager Transition Account, and Series 2006-2 Series Account) to comply with entitlement orders of any Person other than the Indenture Trustee. The Manager Collection Account is subject to a control agreement which has perfected the security interest of the Collateral Agent therein on Gross Revenues for the benefit of the Indenture Trustee as the named party thereunder.

(j) No creditor of the Issuer (other than the Manager in its capacity as Manager under the Management Agreement) has in its possession any goods that constitute or evidence the Collateral.

The representations and warranties set forth in this Section 620 shall survive until this Supplement is terminated in accordance with its terms and the terms of the Indenture. Any breaches of the representations and warranties set forth in this Section 620 may be waived by the Indenture Trustee, only with the prior written consent of the Control Party and with the consent of the Rating Agencies.

Section 621. Use of Proceeds. The Issuer shall use the proceeds from the issuance of the Notes as follows: (i) to acquire additional Sold Assets; (ii) to reduce certain outstanding indebtedness of the Issuer; and (iii) for other general business purposes.

Section 622. Survival of Representations and Warranties. So long as any of the Series 2006-2 Notes shall be Outstanding and until payment and performance in full of the aggregate Outstanding Obligations, the representations and warranties contained herein shall have a continuing effect as having been true when made.

Section 623. ERISA Lien. As of the Closing Date, the Issuer has not received notice that any Lien arising under ERISA has been filed against the assets of the Issuer.

Section 624. Tax Election of the Issuer. None of the Issuer, any of its members or any other Person has elected, or agreed to elect, to treat the Issuer as an association taxable as a corporation for United States federal income tax purposes.

ARTICLE VII

Miscellaneous Provisions

Section 701. Ratification of Indenture. As supplemented by this Supplement, the Indenture is in all respects ratified and confirmed and the Indenture as so supplemented by this Supplement shall be read, taken, and construed as one and the same instrument.

Section 702. Counterparts. This Supplement may be executed in two or more counterparts, and by different parties on separate counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of this Supplement by facsimile or by electronic means shall be equally effective as of the delivery of an originally executed counterpart.

Section 703. Governing Law. THIS SUPPLEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAWS BUT OTHERWISE WITHOUT REFERENCE TO ITS CONFLICTS OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 704. Notices to Rating Agencies. Whenever any notice or other communication is required to be given to the Rating Agencies pursuant to the Indenture or this Supplement, such notice or communication shall be delivered as follows: (i) to Moody’s at Moody’s Investors Service, Inc., 99 Church Street, New York, New York 10007, fax: (2 12/553-4392), email: servicerreports@moodys.com, Attention: ABS Monitoring Group and (ii) if to S&P at Standard & Poor’s Ratings Services, 55 Water Street, 41st Floor, New York, New York 10041, Attention: Asset-Backed Surveillance Group - phone: (212/438-2435), fax: (212/438-2664). Any rights to notices conveyed to a Rating Agency pursuant to the terms of this Supplement shall terminate immediately if such Rating Agency no longer has a rating outstanding with respect to the Series 2006-2 Notes.

Section 705. Statutory References. References in this Supplement and any other Series 2006-2 Transaction Document to any section of the Uniform Commercial Code or the UCC shall mean, on or after the effective date of adoption of any revision to the Uniform Commercial Code or the UCC in the applicable jurisdiction, such revised or successor section thereto.

Section 706. Amendments and Modifications. The terms of the Supplement may be waived, modified, or amended only in a written instrument signed by each of the Issuer, the Control Party and the Indenture Trustee and, with respect to the matters set forth in (and subject to the terms of) Section 1001 of the Indenture, only with the prior written consent of the Requisite Global Majority, or, with respect to the matters set forth in Section 1002(b) of the Indenture, the prior written consent of the Requisite Global Majority, the Holders of each of the Series 2006-2 Notes then Outstanding and each Series Enhancer affected thereby. Any amendment to or modification or waiver of this Supplement shall be deemed a supplemental indenture subject to Sections 1001 or 1002 of the Indenture. The Series 2006-2 Note Commitment of an individual Series 2006-2 Noteholder may only be increased and the Conversion Date may only be extended, in accordance with the provisions of Section 9.1 of the Series 2006-2 Note Purchase Agreement. In addition, any waiver of any conditions precedent set forth in Article V hereof or a reduction, modification or amendment of any indemnification or Breakage Costs owing to any Series 2006-2 Noteholder or any member of its Related Group shall require the consent of each affected Series 2006-2 Noteholder.

Section 707. Consent to Jurisdiction. ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST THE ISSUER ARISING OUT OF OR RELATING TO THIS SUPPLEMENT, OR ANY TRANSACTION CONTEMPLATED HEREBY, MAY BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE COUNTY OF NEW YORK, STATE OF NEW YORK AND THE ISSUER HEREBY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND, SOLELY FOR THE PURPOSES OF ENFORCING

THIS SUPPLEMENT, THE ISSUER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING. THE ISSUER HEREBY IRREVOCABLY APPOINTS AND DESIGNATES CORPORATION SERVICE COMPANY, HAVING AN ADDRESS AT 1133 AVENUE OF THE AMERICAS, SUITE 3100, NEW YORK, NY 10036-6710, ITS TRUE AND LAWFUL ATTORNEY-IN-FACT AND DULY AUTHORIZED AGENT FOR THE LIMITED PURPOSE OF ACCEPTING SERVICING OF LEGAL PROCESS AND THE ISSUER AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY SHALL CONSTITUTE PERSONAL SERVICE OF SUCH PROCESS ON SUCH PERSON. THE ISSUER SHALL MAINTAIN THE DESIGNATION AND APPOINTMENT OF SUCH AUTHORIZED AGENT UNTIL ALL AMOUNTS PAYABLE UNDER THIS SUPPLEMENT SHALL HAVE BEEN PAID IN FULL. IF SUCH AGENT SHALL CEASE TO SO ACT, THE ISSUER SHALL IMMEDIATELY DESIGNATE AND APPOINT ANOTHER SUCH AGENT SATISFACTORY TO THE INDENTURE TRUSTEE AND SHALL PROMPTLY DELIVER TO THE INDENTURE TRUSTEE EVIDENCE IN WRITING OF SUCH OTHER AGENT’S ACCEPTANCE OF SUCH APPOINTMENT.

Section 708. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, AS AGAINST THE OTHER PARTIES HERETO, ANY RIGHTS IT MAY HAVE TO A JURY TRIAL IN RESPECT OF ANY CIVIL ACTION OR PROCEEDING (WHETHER ARISING IN CONTRACT OR TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING UNDER OR RELATING TO THIS AGREEMENT OR ANY OTHER OPERATIVE DOCUMENT, INCLUDING IN RESPECT OF THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT HEREOF OR THEREOF.

Section 709. Third Party Beneficiaries. The Series Enhancer is an express third party beneficiary and shall be entitled to rely on all representations, warranties, covenants, and agreements contained herein, and in the Indenture to the extent related hereto, as if made directly to it and as if it were a party hereto.

Section 710. Notices to Series Enhancer. Whenever any notice or other communication is required to be given to the Series Enhancer pursuant to the Indenture, this Supplement, or any other Series 2006-2 Transaction Document, such notice or communication shall be delivered as follows: Ambac Assurance Corporation, One State Street Plaza, 19th Floor, New York, New York 10004, Attention: Structured Finance Department - ABS; Facsimile: 212-208-3547, or to such other address as notified to the Issuer, the Indenture Trustee, the Manager, the Initial Purchasers, each Interest Rate Hedge Provider and the Transition Agent.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Issuer and the Indenture Trustee have caused this Supplement to be duly executed and delivered by their respective officers all as of the day and year first above written.

CLI FUNDING LLC
By:	/s/ Daniel P. DeBlasio
	Name:	Daniel P. DeBlasio
	Title:	VP & Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION not individually but solely as Indenture Trustee

By:	/s/ Diane L. Reynolds
	Name:	Diane L. Reynolds
	Title:	Vice President